Represents certain previously awarded and unvested restricted stock units (the
"RSUs") which were replaced with the following grants of restricted stock to the
Reporting Person to mitigate impacts of Section 280G of the Internal Revenue
Code of 1986, as amended:

(a) 72 RSUs of the 290 RSUs granted to the Reporting Person on February 1, 2019 were cancelled and granted as restricted stock, all of which will vest as originally scheduled on February 1, 2023;
(b) 237 RSUs of the 950 RSUs granted to the Reporting Person on April 1, 2019 were cancelled and granted as restricted stock, all of which will vest as originally scheduled on April 1, 2023;
(c) 1,083 RSUs of the 4,331 RSUs granted to the Reporting Person on November 1,
2019 were cancelled and granted as restricted stock, all of which will vest as originally scheduled on November 1, 2023;
(d) 1,182 RSUs of the 4,726 RSUs granted to the Reporting Person on January 1,
2020 were cancelled and granted as restricted stock, all of which will vest as originally scheduled on January 1, 2023;
(e) 1,181 RSUs of the 4,726 RSUs granted to the Reporting Person on January 1,
2020 were cancelled and granted as restricted stock, all of which will vest as originally scheduled on January 1, 2024;
(f) 3,671 RSUs of the 11,014 RSUs granted to the Reporting Person on May 1, 2020 were cancelled and granted as restricted stock, all of which will vest as originally scheduled on May 1, 2023;
(g) 7,263 RSUs of the 21,789 RSUs granted to the Reporting Person on September
1, 2020 were cancelled and granted as restricted stock, all of which will vest as originally scheduled on September 1, 2023;
(h) 5,991 RSUs of the 23,966 RSUs earned by the Reporting Person on April 1,
2021 were cancelled and granted as restricted stock, all of which will vest on
April 1, 2023, with the remaining 11,984 RSUs to vest as originally scheduled beginning on April 1, 2024;
(i) 12,455 RSUs of the 49,817 RSUs granted to the Reporting Person on April 1,
2021 were cancelled and granted as restricted stock, all of which will vest on
April 1, 2023, with the remaining 24,907 RSUs to vest as originally scheduled beginning on April 1, 2024;
(j) 9,370 performance RSUs (the "PRSUs") of the 95,389 PRSUs granted to the
Reporting Person on April 1, 2022 were cancelled and granted as restricted stock, all of which will vest on April 1, 2023, with the remaining PRSUs to vest as set forth in footnotes 6 and 7 of this Form 4;
(k) 8,900 PRSUs of the 12,718 PRSUs granted to the Reporting Person on April 1,
2022 were cancelled and granted as restricted stock, all of which will vest on the date on which the Issuer's Restricted Stock Interests Committee certifies achievement of the applicable short-term incentive performance goals for the original grant of PRSUs, with the remaining PRSUs to vest as set forth in footnote 5 of this Form 4; and
(l) 15,898 RSUs of the 63,593 RSUs granted to the Reporting Person on April 1,
2022 were cancelled and granted as restricted stock, all of which will vest on
April 1, 2023, with the remaining 47,695 RSUs to vest as originally scheduled beginning on April 1, 2024.

The restricted stock set forth above is subject to the Reporting Person's continuous service. Vesting of such restricted stock above may accelerate in certain circumstances, including if the Reporting Person is terminated without
Cause or for Good Reason (in each case as defined in Reporting Person's employment agreement).